Exhibit 10.35
Fuad El-Hibri
August 9, 2006
Dear Fuad:
After careful consideration, Emergent BioSolutions Inc. (the “Company”) has decided to implement a Severance and Termination Protection Program (the “Program”) to recognize the valuable services that certain employees have provided, and will continue to provide, to the Company and its affiliates. You are eligible to participate in the Program, provided that you make the agreements and acknowledgements set forth below, including that (1) all offer letters and employment agreements between you and the Company (and/or its affiliates), including any amendments, are terminated and (2) you will comply with the terms and conditions set forth in Exhibit I hereto, as amended. Any indemnification agreement, stock option agreement, shareholder agreement, confidentiality obligations, and invention assignment agreements that you may have with the Company or its affiliates are not affected by this letter or by your participation in the Program and remain in full force and effect.
You have received a summary of the Program and a full copy of the Program itself. Please review the Program details carefully. If you elect to become a participant in the Program, please sign below and return the signed copy to Paula Lazarich, Vice President, Human Resources, no later than Friday, August 11, 2006. Please contact Paula at 301-944-0180 or me at 301-944-0107 if you have any questions.
Sincerely,
/s/ Daniel Abdun-Nabi
Daniel Abdun-Nabi
Senior Vice President, Corporate Affairs
General Counsel
As of the date set forth below, I acknowledge and agree that:
(1)	I am electing to become a participant in, and to be subject to the terms and conditions of, the Program; and

(2)	All offer letters and employment agreements between the Company and/or its affiliates and me are hereby terminated, and, as a result:
a.	I have no employment contract (oral or written) with the Company or its affiliates governing the terms and conditions of my employment;

b.	I am an at-will employee, and my employer or I may terminate my employment at any time for any reason or for no reason;

c.	My compensation is not governed by an employment agreement with the Company or its affiliates but, instead, is governed by my employer’s general benefit plans, as they may be amended from time to time, unless the Company notifies me otherwise in writing;

d.	the Company and its affiliates have no liability or obligations to me under my terminated employment agreement(s); and
(3)	I will comply with the terms and conditions of Exhibit I hereto, as amended, including the non-compete and non-solicitation provisions.

/s/ Fuad El-Hibri	8/9/06
Fuad El-Hibri	Dated

Mr. El-Hibri August 9, 2006 Page 2
EXHIBIT I
(1) Nonsolicitation; Noncompete. I agree that, during my employment by the Company or any Affiliate (each as defined in the Program) and for a period of eighteen (18) consecutive months after my employment ceases for any reason, I shall not, directly or indirectly,
(i) either alone or in association with others, (A) induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage any employee to leave the employ of the Company, or any of its Affiliates, or accept employment with any other person or entity, (B) induce counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage any person who at the time of such inducement, counseling, advice, solicitation or encouragement had left the employ of the Company, or any of its Affiliates, within the previous six (6) months to accept employment with any person or entity besides the Company, or any of its Affiliates, or hire or engage such person as an independent contractor, or (C) solicit, interfere with, or endeavor to cause any customer, client, or business partner of the Company, or any of its Affiliates, to cease or reduce its relationship with the Company, or any of its Affiliates, or induce or attempt to induce any such customer, client, or business partner to breach any agreement that such customer, client, or business partner may have with the Company, or any of its Affiliates; and
(ii) whether or not for compensation, and whether or not as an employee, be engaged in or have a financial interest in any business, competing with the business of the Company or of any Affiliate within any state, region or locality in which the Company or such Affiliate is then doing business or marketing products, as the business of the Company or such Affiliates may then be constituted. With respect to this sub-section, however, it is understood and agreed that a business is not competing with the business of the Company or any Affiliate if (A) my duties with respect to such business relate solely to discrete business units that do not compete with the business of the Company or any Affiliate; or (B) the competitive activity is limited to geographical markets or products in which the Company or Affiliate was not engaged (whether by manufacture, distribution, sale, or development for manufacture, distribution, or sale) during the two (2) years immediately preceding my ceasing to be employed by the Company.
(2) Miscellaneous. (i) If any restriction in this Exhibit is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period or covers too great a range of activities or in too broad a geographic area, it shall be interpreted to be effective to the extent it is enforceable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Exhibit.
(ii) I acknowledge the restrictions contained in this Exhibit are reasonable and necessary for the protection of the business and goodwill of the Company. I agree that any breach or threatened breach of this Exhibit will cause the Company substantial and irrevocable damage that is difficult to measure and that a remedy at law is not adequate. In the event of breach or threatened breach, I agree that the Company, in addition to other available remedies, shall have the right to seek specific performance and injunctive relief without posting a bond.
(iii) This Exhibit supersedes all prior agreements, written or oral, between the Company and me relating to the subject matter of Section 1, including any provisions in the Program, and shall apply irrespective of the reason my employment ends.

Mr. El-Hibri August 9, 2006 Page 3
(v) No delay or omission by the Company in exercising any right under this Exhibit will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(vi) This Exhibit shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business.
(vii) This Exhibit may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Company and me. This Exhibit shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of Delaware without regard to conflicts of law provisions.

Mr. El-Hibri August 9, 2006 Page 4
Amendment to Exhibit I
Notwithstanding anything to the contrary in Exhibit I to the August 9, 2006 Letter from Emergent BioSolutions Inc. (the “Company”) to Fuad El-Hibri, Mr. El-Hibri and the Company hereby acknowledge and agree as follows:
1.	The Company acknowledges that Mr. El-Hibri is a member of the board of trustees of American University, a member of the board of directors of the International BioMedical Research Alliance, and director and treasurer of the El-Hibri Charitable Foundation; that Mr. El-Hibri also serves as a director and/or officer of Digicel Holdings, Ltd., Telectronics, Inc., East West Resources Corporation, Intervac LLC, and Intervac Management LLC; and that Mr. El-Hibri manages certain of his own personal investments, including real estate holding companies. The Company agrees that Mr. El-Hibri’s service in such capacities has not interfered with his ability to perform his duties to the Company and, assuming continued service in such capacities at levels of time and attention comparable to those that Mr. El-Hibri has provided to such entities within the preceding twelve months, would not violate Exhibit I or interfere with Mr. El-Hibri’s ability to perform his duties to the Company.

2.	It shall not be a violation of Exhibit I for Mr. El-Hibri to pursue any business transaction or opportunity where such transaction or opportunity was first presented (i) to Mr. El-Hibri in his capacity as an officer or director of the entities identified in Paragraph 1, above or (ii) to the Company, and the Board of Directors of the Company declined to pursue such transaction or opportunity.

3.	With respect to Mauro Gibellini, Jose Ochoa, and Kerry Kisling, three employees who, at Mr. El-Hibri’s invitation, left their employment with East West Resources Corporation (EWR) to accept employment with the Company, it shall not be a violation of Exhibit I for Mr. El-Hibri to induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage those employees to return to employment with EWR.

/s/ Fuad El-Hibri	8/9/06

Fuad El-Hibri	Date
Acknowledged and Agreed:
Emergent BioSolutions Inc.

By:	/s/ Daniel Abdun-Nabi	8/9/06
Name:	Daniel Abdun-Nabi	Date
Title:	Senior Vice President, Corporate Affairs
General Counsel